Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman - Corporate Development
Emtec, Inc.
Telephone 973-376-4242
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces 3rd
Quarter and Nine Months 2008 Results
Fourth Successive Quarter of Year-Over-Year Improved Earnings

Marlton, NJ, July 17, 2008 – Emtec, Inc. (OCTCBB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended May 31, 2008, gross profit increased 22.0% over the comparable period last year.

For the quarter ended May 31, 2008, revenue was $38.93 million, an 11.9% decrease from revenue of $44.16 million for the quarter ended May 31, 2007, and gross profit was $5.70 million, a 22.0% increase from gross profit of $4.67 million for the quarter ended May 31, 2007. Net income (loss) for the quarter ended May 31, 2008 was ($0.15) million compared to ($0.47) million for the quarter ended May 31, 2007. Earnings before interest, taxes, depreciation and amortization expenses (EBITDA) for the quarter ended May 31, 2008 was $0.26 million compared to ($0.21) million for the quarter ended May 31, 2007. EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to net income (loss), the appropriate GAAP measure is included in this release. For the nine months ended May 31, 2008, revenue was $157.64 million, a 4.9% increase from revenue of $150.26 million for the nine months ended May 31, 2007, and gross profit was $19.31 million, a 28.1% increase from gross profit of $15.08 million for the nine months ended May 31, 2007. Net income (loss) for the nine months ended May 31, 2008 was $0.70 million compared to ($3.13) million for the nine months ended May 31, 2007. Earnings before interest, taxes, depreciation and amortization expenses (EBITDA) for the nine months ended May 31, 2008 was $3.02 million compared to ($3.55) million for the nine months ended May 31, 2007. For the nine months ended May 31, 2008, earnings per share increased to $0.05 from $(0.22) for the nine months ended May 31, 2007, while operating income increased by $6.47 million from $(4.40) million for the nine months ended May 31, 2007 to $2.07 million.

Operating income for the quarter ended May 31, 2008, improved as a result of improved product margin, higher utilization for our technical engineers, as well as the positive operating results from Luceo, Inc., which we acquired in March 2008. Operating income for the nine months ended May 31, 2008, increased as a result of increased revenues including two large sales to the Federal Government, one to the Department of the Air Force of approximately $15.36 million and one to the Federal Bureau of Prisons for approximately $11.01 million as well as a result of improved product margin, higher utilization for our technical engineers, and the positive operating results from Luceo, Inc. Additionally, SG&A was reduced as a result of the non-recurrence of certain charges that were recorded during the nine months ended May 31, 2007.

“I am pleased to report improved performance for the fourth consecutive quarter when considered on a year-over-year basis,” said Dinesh Desai, Chairman, CEO, and President of Emtec. “Our recent acquisition of Luceo, Inc. which has proven to be accretive to our earnings and able to generate gross profit of approximately 21% promises to provide a strong base for our growth in the software service segment.”

About Emtec:

Emtec, Inc. established in 1964, is an information technology company, providing services and products to the federal, state, local, education and commercial markets. Areas of specific practices include enterprise architecture, data management, data center infrastructure and consulting and integration services.

About Luceo:

Luceo is an IT Services and consulting enterprise offering a wide array of customer-centric solutions. Areas of specific expertise include SAP, Java/J2EE, Microsoft, Database/UNIX, Systems Admin, and Data Warehousing. Luceo offers a broad range of consulting/contracting services to clients throughout the United States, specializing in providing IT project management services, packaged software implementation, web technologies/client server application development and support.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
SUMMARY FINANCIAL INFORMATION

	Three Months Ended May 31,		Nine Months Ended May 31,

	2008	2007	2008	2007
Revenues	$38,929,191	$44,163,067	$157,637,879	$150,256,583

Gross profit	5,695,549	4,669,424	19,311,769	15,080,039
Percent of revenues	14.6%	10.6%	12.3%	10.0%

Operating income (loss)	(80,961)	(505,054)	2,072,204	(4,402,287)
Percent of revenues	-0.2%	-1.1%	1.3%	-2.9%

Net income (loss)	$(151,782)	$(465,248)	$703,041	$(3,127,941)
Percent of revenues	-0.4%	-1.1%	0.4%	-2.1%

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization Expense)

	Three Months Ended May 31,		Nine Months Ended May 31,

	2008	2007	2008	2007

Net income (loss)	$(151,782)	$(465,248)	$703,041	$(3,127,941)

EBITDA Adjustments:
Provision (benefit) for income taxes	(98,055)	(290,902)	614,226	(2,030,712)
Interest expense	180,276	267,120	833,018	830,718
Interest income - other	(11,400)	(16,024)	(78,081)	(74,352)
Depreciation and amortization	336,086	297,815	944,100	848,551

EBITDA	$255,124	$(207,239)	$3,016,303	$(3,553,736)